SIXTH AMENDMENT TO CONTRACT OF SALE


     This Sixth Amendment to Contract of Sale is entered into effective as of March 20, 1997 (this "Amendment"), by and between Serramonte Plaza, a California limited partnership ("Seller"), and Daly City Partners, LLC, a California limited liability company ("Purchaser").

     WHEREAS, Seller and Purchaser entered into that certain Contract of Sale dated effective as of August 29, 1996 (as amended, the "Contract"), pursuant to which Seller has agreed to sell, and Purchaser has agreed to purchase from Seller, Seller's rights, titles and interests in and to the property more particularly described in the Contract (collectively, the "Property"), the Contract having been amended by that certain First Amendment to Contract of Sale dated as of September 27, 1996, and by that certain Second Amendment to Contract of Sale dated effective as of October 7, 1996, and by that certain Third Amendment to Contract of Sale dated as of October 14, 1996, and by that certain Fourth Amendment to Contract of Sale dated as of November 18, 1996, and by that certain Fifth Amendment to Contract of Sale dated as of January __, 1997; and

     WHEREAS, Seller and Purchaser mutually desire to modify the Contract to reflect a reduction in the Purchase Price (as defined in the Contract), and to make related revisions to the Contract, pursuant to the terms of this Amendment.

     NOW, THEREFORE, for and in consideration of the recitals contained above, the agreements set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser do hereby agree as follows:

     1. Unless otherwise defined in this Amendment or the context otherwise requires, each term used in this Amendment with its initial letter capitalized, which has been defined in the Contract, shall have the same meaning as given to such term in the Contract.

     2. Section 2.1 of the Contract is hereby amended to read in its entirety as follows:

          "2.1 Purchase Price. the total Purchase Price (herein so called) to be paid by Purchaser to Seller for the Property is Four Million Seven Hundred Seventy Eight Thousand Two Hundred Eighty and No/100 Dollars ($4,778,280.00), payable in cash or Current Funds
     (hereinafter defined) at the Closing (hereinafter defined)."

     3. Section 2.2(b) of the Contract is hereby amended to read in its entirety as follows:

          "(b) The Purchase Price includes the price for all of the Property, including property constituting the Subject Portion as configured on Exhibit B. Purchaser acknowledges and agrees that the Purchase Price has already been reduced in anticipation of any land in the Subject Portion as configured on Exhibit B being required to be encumbered by a parking easement, the approximate location of which is depicted in Exhibit B-1, in order to satisfy parking requirements imposed by any city or county authority for the office building currently located on Parcel 11. Purchaser agrees that there shall be no further adjustment to the Purchase Price resulting from the encumbrance of any of the Subject Portion by any parking easement. Seller and Purchaser shall use their best efforts to reduce the parking requirements for the office building currently located on Parcel 11; provided, that Seller shall not be required to agree to any reduction in parking spaces which materially and adversely impacts the value or use of the portion of Parcel 11 retained by Seller and, in any event, the Subject Portion shall be encumbered, as of the Closing Date, by a parking easement sufficient to provide a total of not less than 185 parking spaces, including the new parking spaces that can be created by Seller on the north side and the west side of the office building currently located on Parcel 11, for the portion of Parcel 11 not sold to Purchaser."

     4. Section 2.3 of the Contract is hereby amended to read in its entirety as follows:

          "2.3 Verification of Land Area. Purchaser shall, at its sole cost and expense, obtain a current survey of the Land and the Improvements. Purchaser agrees that the Purchase Price has been reduced to reflect the estimated square footage of the Land and that the Purchase Price shall not be reduced further as a result of any finding, opinion or conclusion as to the square footage area of the Land identified in said survey."

     5. Section 7.1(g) of the Contract is hereby amended to read in its entirety as follows:

          "(g) Seller, together with Seller's lender if required, shall have executed a termination of REA 2 (as defined in Section 2.2(a))."

     6. The Contract is hereby amended to substitute the legal description contained on Exhibit A, attached hereto, in replacement of the Exhibit A attached to the Contract, to reflect the approval of the final legal description (pending recordation of the Parcel Map referred to therein), as provided in
Section 2.2(c) of the Contract.

     7. The Contract is hereby amended to substitute the form of Reciprocal Easement Agreement, attached hereto as Exhibit G, in replacement of the Exhibit G attached to the Contract, referenced in Section 7.3 of the Contract.

     8. Except as expressly modified in this Amendment, no term or provision of the Contract is or shall be amended, modified or supplemented, and the Contract, as hereby amended, is hereby acknowledged and affirmed.

     9. This Amendment may be executed in any number of identical counterparts. If so executed, then each of such counterparts is deemed to be an original and all such counterparts shall, collectively, constitute one agreement, but in making proof of this Amendment, it shall not be necessary to produce or account for more than one such fully executed counterpart.

     IN WITNESS WHEREOF, Purchaser and Seller have executed this Amendment to be effective as of the date first set forth above.


                         SELLER:

                         SERRAMONTE PLAZA,
                         a California limited partnership

                         By:  Investors First-Staged Equity, L.P.
                              a Delaware limited partnership,
                              its general partner

                              By:  VMS Realty Investment II,
                                   an Illinois general partnership,
                                   its general partner

                                   By:/s/ Richard A. Berman
                                   Name:Richard A. Berman
                                   Title:Authorized Signatory

                         PURCHASER:

                         DALY CITY PARTNERS, LLC,
                         a California limited liability company

                         By:/s/ Dennis J. Wong
                            Dennis J. Wong
                            Manager